Exhibit 99.1

Pactiv to Acquire PWP Industries

LAKE FOREST, Ill.--(BUSINESS WIRE)--February 23, 2010--Pactiv Corporation (NYSE: PTV) today announced an agreement to acquire the stock of PWP Industries, an HPC company. PWP is a leading manufacturer of APET (amorphous polyethylene terephthalate) disposable products. The purchase price is $200 million. PWP’s 2009 sales were approximately $140 million. The acquisition is expected to be modestly accretive to earnings per share and free cash flow in 2010 and generate a return in excess of Pactiv’s cost of capital within two to three years. The transaction is expected to close in the first quarter and is subject to normal regulatory approvals and certain conditions to closing.

PWP primarily manufactures a range of APET foodservice containers for several channels, including packer processor bakeries, supermarkets, and quick service restaurants. PWP operates three manufacturing facilities in the United States, as well as a facility that processes post consumer PET. The company employs approximately 600 people.

“PWP is one of the top manufacturers of APET foodservice disposable products,” said Richard L. Wambold, chairman and chief executive officer of Pactiv Corporation. “The company has a solid track record of sales growth, high margins, and cash flow generation. This acquisition represents an opportunity for Pactiv to expand our position in APET, which is a fast growing material in the foodservice market due to its outstanding functionality, particularly its freezing capability, as well as its recyclability.

“PWP is an excellent fit with our customer base and Pactiv’s “one-face-to-the-customer” operating model. It will enable us to expand our already strong position in the supermarket and foodservice channels with additional product offerings, as well as help us establish a position in the consumer packaged goods market providing packaging for food manufacturers. In addition, this acquisition allows us entry into a multi-year contract with Coca-Cola Recycling LLC for supply of plastic bottles to make post consumer recycled PET for containers,” Wambold concluded.

Cautionary Statements

This press release includes certain “forward-looking statements” such as “The acquisition is expected to be modestly accretive to earnings per share and free cash flow in 2010…,” “The transaction is expected to close in the first quarter…,” “This acquisition represents an opportunity for Pactiv to expand our position in APET…,” “It will enable us to expand our already strong position in the supermarket and foodservice channels....” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Matthew Gonring
847-482-2407
mgonring@pactiv.com